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                                                                    Exhibit 99.2

                       WSMP ADOPTS SHAREHOLDER RIGHTS PLAN

         CLAREMONT, N.C. (August 19, 1997) -- WSMP, Inc. (Nasdaq: WSMP), today announced that its board of directors has adopted a shareholder rights plan and declared a dividend distribution of one preferred stock purchase right on each outstanding share of WSMP common stock.

         The preferred stock purchase rights will be distributed to common stock shareholders of record on September 10, 1997. The rights will expire on September 10, 2007, unless redeemed earlier at $.001 per right, the WSMP board announced after its regular quarterly meeting on August 28.

         The rights are designed to make it more likely that all of the company's shareholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against the use of coercive tactics to gain control of WSMP. The rights also provide protection against a controlling stockholder taking advantage of its position by engaging in transactions for its benefit and to other shareholders' detriment.

         Additional information regarding the shareholder rights plan will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about September 2, 1997.

         WSMP is comprised of a variety of food processing operations and a restaurant division. It has the capacity to produce more than four million microwaveable sandwiches per week in its Claremont facility. It also produces packaged, refrigerated meats, vegetables, desserts and other items targeted for the Home Meal Replacement market. And WSMP is one of the largest country ham producers in the nation.

         In addition to its food processing facilities, WSMP's restaurant operations include 34 company-owned and 47 franchised restaurants, with a majority of these being Western Steer(R) Steaks, Buffet and Bakery restaurants, Prime Sirloin(R) Buffet, Bakery and Steaks restaurants and Bennett's(TM) Smokehouse and Saloon restaurants.

CONTACT:
David R. Clark, President and Chief Operating Officer, WSMP, Inc.,
(704) 459-7626